EXHIBIT 99.1



                        RESORT INCOME INVESTORS, INC.
                        -----------------------------


FOR IMMEDIATE RELEASE



CONTACT:          INVESTOR RELATIONS DEPARTMENT

TELEPHONE:        (312) 683-3323

FAX:              (312) 683-3324




                        RESORT INCOME INVESTORS, INC.
                    DISTRIBUTION TO STOCKHOLDERS DELAYED



      Chicago, Illinois, November 9, 1998 -- Resort Income Investors, Inc. (NASDAQ EBB: RIIV) announced today that the first liquidation distribution to its stockholders (which was anticipated to take place prior to year-end) will be delayed until either: (i) the Company has been released or dismissed from the complaint pending in the Civil District Court for the Parish of Orleans, State of Louisiana, entitled THE VENTURE INTERNATIONAL GROUP V. C.C. PARTNERS CORP., et al., No. 1993-00870 (the "Complaint"); or
(ii) the Delaware Court of Chancery has established a contingency reserve for the Complaint.

      In connection with a loan the Company made a number of years ago to Canadian Pavilion Limited Partnership, an entity affiliated with Christopher B. Hemmeter, the Company was named as defendant in two lawsuits (in addition to the Complaint), entered into a settlement agreement and received a nominal payment. The Complaint is brought by parties which were not parties to the settlement agreement and seeks rescission of agreements and consent judgments between the Company, Canadian Pavilion Limited Partnership, C.C. Partners Corp., Con Demmas, Venture International Holding Company and Venture International Group.

      The Company has filed a motion to dismiss the Complaint which is pending, and will continue to explore its options with respect to the Complaint. Management cannot presently anticipate the dates on which the Complaint will be resolved and the first distribution to the stockholders will be made.

      If the Complaint is resolved before the end of the Company's first fiscal quarter in 1999, the Company anticipates that the liquidation distribution will be between $.57 and $.62 per share to Company stockholders as of the record date to be established by the Board of Directors. Upon the first distribution, the Company will retain sufficient cash and/or assets to satisfy its remaining liabilities. The Company anticipates that a second distribution would only be made if it is economically feasible and then only to the extent that the retained assets exceed liabilities. For information on the Company's financial status and balance sheet information, stockholders should refer to the documents filed by it with the Securities and Exchange Commission, copies of which are available upon request to the Investor Relations Department.

      The Company's shares of common stock are listed on the NASDAQ Electronic Bulletin Board under the symbol "RIIV." The Company has 4,156,000 shares outstanding.


      Some of the statements in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and actual results could be affected by many factors, including the timing, litigation and settlement costs, if any, of resolving the Complaint, the market for the assets held by the Company, the assessment of liquidation expenses, and the continuation of reasonably stable conditions during the entire liquidation period.







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